Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Alesco Financial Inc. 2006 Long-Term Incentive Plan of Alesco Financial Inc. (formerly Sunset Financial Resources, Inc. (“Sunset”)) of our report dated March 22, 2005, with respect to the consolidated financial statements and schedules of Sunset as of December 31, 2004, and for the year ended December 31, 2004 and the period beginning October 6, 2003 and ended December 31, 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida
January 26, 2007